Exhibit 99.1
Offer Announcement Webcast

May 11, 2022

PMI Inc.

JACEK OLCZAK

(SLIDE 1.)

Hello everyone and welcome. I am Jacek Olczak, Chief Executive Officer of Philip Morris International. I am joined by Emmanuel Babeau, our Chief Financial Officer. It is our great pleasure to be sharing some very good news with you today.

(SLIDE 2.)

I first direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements. The slides and script for this event will be posted at www.pmi.com/investors.

(SLIDE 3.)

We are very excited to be announcing a recommended all-cash offer for Swedish Match of SEK 106 per share. This would deliver a major acceleration in our transformation to becoming a smoke-free company, and further position us to lead the transformation of the wider industry.

This offer aims to join two leading smoke-free players to create a global champion. The visions of our two companies are aligned in working towards a smoke-free future without cigarettes, and this combination would accelerate our progress by switching more adult smokers to better alternatives than would be achieved as separate companies.

Our respective geographic footprints, R&D, commercial capabilities, organizations and talent pools are an excellent business and cultural fit. We are tremendously excited by the prospect of Swedish Match becoming a member of the PMI group, and a future together as one organization driving towards an aligned smoke-free goal.

If completed, we would have a comprehensive global smoke-free portfolio with leadership positions in heat-not-burn, and the fastest-growing category of oral nicotine, with potential for accelerated international expansion. Swedish Match has a full integrated platform focused on premium brands which would fit very well with our business.

An important part of the compelling rationale for this deal is the large, attractive and growing U.S. smoke-free market. Swedish Match already has a leading nicotine pouch franchise with ZYN, which we would plan to further grow and develop together. Moreover, it has a substantial operational platform in the U.S. which would help us unlock the significant opportunity across other smoke-free categories over the coming years.

With further strength in smoke-free products in Sweden and other Scandinavian markets, and our intention to expand the portfolio into new geographies, this would present a highly complementary combination.

(SLIDE 4.)

We expect this complementarity would immediately benefit our top-line growth profile. We are already a growth company, as demonstrated by the performance of our business over recent years, notably driven by the success of IQOS – by far the world’s leading smoke-free brand.

The addition of Swedish Match’s fast-growing business would further enhance the combined company’s trajectory. Moreover, we would target significant revenue synergies over time from portfolio expansion in the U.S., and geographic expansion in new and existing international markets.

The broader financial attractions of this deal are also clear. We expect the combination to deliver accretion to our OI margins and our adjusted diluted EPS. The significant boost to our operating cash flow would also include meaningful U.S. dollar income, improving our currency profile.

Combined with a strong strategic fit, this offers significant shareholder value creation over the mid and long term.

(SLIDE 5.)

Turning briefly to the details and timeline of the proposed transaction. The equity value of approximately USD 16 billion and implied enterprise valuation of just under 17 times 2023 consensus EBITDA represents the strategic acquisition of a fast-growing, high quality consumer staples business with excellent profitability, and the potential for significant revenue synergies.

The offer is recommended by the Swedish Match Board of Directors, and we expect the transaction close in the fourth quarter of this year, subject to Swedish Match shareholder acceptance and the necessary regulatory approvals. You will find further details in this morning’s offer press release.

(SLIDE 6.)

Swedish Match has built an excellent smoke-free business with notable achievements toward a world without cigarettes. Over two-thirds of its revenues and around three-quarters of operating profits are from smoke-free products.

This reflects strong positions in the U.S., which also makes up almost two-thirds of revenues, and in Scandinavia. This majority U.S. exposure, primarily in smoke-free products, is notably due to Swedish Match driving the growth and development of the U.S. nicotine pouch category over recent years with innovative products and first-class execution.

(SLIDE 7.)

This impressive delivery from Swedish Match management and employees has provided a robust leadership position in the fast-growing U.S. and global nicotine pouch category, where we have zero or negligible presence. Nicotine pouches have strong appeal to adult tobacco consumers, providing convenience, taste and satisfaction without tobacco, inhalation or the need for a device.

In the U.S., the phenomenal performance of ZYN has catalyzed the category which expanded volumes by around 80% last year alone. Despite the entry of large competitors, ZYN retains the number one position with 64% share of the category in 2021.

This is also the case on a global basis, where the category is just starting, or not present in many markets. The potential here is very exciting, as ZYN continues to develop innovative products and strong brand equity, while marketing responsibly to adult tobacco users.

In addition, Swedish Match’s leading and premium-focused brand portfolio in Scandinavian snus, with almost 60% category share, would provide an excellent platform for further growth both in this category and the Scandinavian nicotine pouch category. An established presence in the U.S. smokeless tobacco category completes a high quality smoke-free business.

(SLIDE 8.)

Swedish Match is a fast-growing and highly profitable company. The success in nicotine pouches has been a notable driver of financial performance over the past 3 years. A currency-neutral sales growth CAGR of 17% from product categories is impressive by any standards in consumer staples and includes robust volume growth. Over the same period, margin expansion of 570 basis points and an outstanding 20% CAGR in operating cash flow also demonstrates the benefits this combination can bring to our growth, profitability and cash generation.

(SLIDE 9.)

Our mission of delivering a smoke-free future aligns perfectly with Swedish Match’s drive for a world without cigarettes. The compelling rationale for this proposed transaction includes an acceleration in our journey towards becoming a smoke-free company. Our ambition is to reach more than 50% smoke-free net revenues by 2025, as compared to 30% in Q1, 2022 and essentially zero in 2015 when we launched IQOS. The combination with Swedish Match would enable us to become smoke-free faster, with over 3 million adult users of Swedish Match smoke-free products, predominantly in the U.S., adding to the around 18 million IQOS users at March 31, excluding Russia and Ukraine.

(SLIDE 10.)

An important aspect of this proposed combination is the opportunity in the U.S., which is the world’s largest market for smoke-free products. We aim to provide better alternatives to continued smoking for the around 34 million adult Americans who smoke.

Firstly, we would gain immediate access to ZYN in U.S. nicotine pouches and intend to strongly support its growth and development.

Secondly, with over 500 salespeople, access to over 150,000 points of sale and fully-fledged manufacturing and support functions, Swedish Match has a substantial U.S. operational platform. This would provide an excellent base on which to build our long-term future in this critical market, seizing the opportunity across smoke-free categories.

We also note Swedish Match’s diligent regulatory stewardship and scientific capabilities, as demonstrated by the successful MRTP applications for General snus. To this day, IQOS and General are the only smoke-free products to receive MRTP authorizations, which emphasizes the quality of our respective product portfolios and expertise.

We see a bright future for our combined business in the U.S., with Swedish Match’s existing operations bolstered by our own development and commercial experience, allied with our capacity to invest in smoke-free growth.

(SLIDE 11.)

I would like to further elaborate on the size of the opportunity in the U.S. smoke-free market. The total U.S. nicotine industry is already the world’s biggest excluding China, with retail value representing around 30% of the international market. This is even more striking for smoke-free products, with the U.S. alone equivalent to more than half the retail value of all other countries combined, excluding China. This means our directly addressable market for smoke-free products would increase by around 60% with this transaction.

In addition to its size, the U.S. smoke-free market is also growing strongly and comprised around 23% of total nicotine volume in 2021. While influenced by volatility in the e-vapor category, the smoke-free retail value CAGR of around 13% since 2018 also demonstrates the ongoing shift of American adult smokers to better alternatives.

(SLIDE 12.)

For our global smoke-free business, the addition of Swedish Match’s innovative oral nicotine products would provide us with a comprehensive global portfolio. In heat-not-burn, our continuous investment and innovation over more than a decade has built the world’s leading smoke-free brand with IQOS. As our investors know, the growth prospects for IQOS remain very exciting – with the latest major innovation of IQOS ILUMA showing exceptional early results in launch markets.

If completed, we would now add Swedish Match’s portfolio of oral nicotine products to this – with fast growth, attractive margins and leading positions in the U.S. and Scandinavia. Swedish Match’s portfolio also includes Scandinavian snus, the smoke-free product with the largest body of epidemiological evidence on harm reduction over decades.

Allied to our emerging presence in e-vapor with IQOS VEEV, we would have a strong position with brands across all three major smoke-free platforms, with an integrated consumer journey catering to different consumer taste preferences, needs, segments and occasions.

In addition, a combined and complementary oral development platform, building on PMI’s expertise, could work on a pipeline of further innovations to accelerate the development of the oral nicotine category, and non-nicotine offerings.

(SLIDE 13.)

Another core pillar of the rationale for this deal is the potential of nicotine pouches in international markets. We see strong resonance with legal-age smokers for the product features of convenience, specific use occasions, taste and satisfaction.

As mentioned at our CAGNY presentation in February, we expect the nicotine pouch category’s retail value to grow by a 30-40% CAGR over the next 5 years. In volume terms, we expect the rest of Europe, including geographies such as the UK and Central Europe, to overtake fast-growing Scandinavia in the next 3 years. In addition, we see significant promise in low and middle income regions, including South and Southeast Asia, where simplicity, affordability and ease of use are important attributes for adult smokers.

If the transaction completes, this presents a significant opportunity for ZYN and other Swedish Match brands to grow substantially and accelerate the category progression beyond these projected growth rates. We are very optimistic this can be achieved, leveraging the extensive IQOS international commercial infrastructure and knowhow, and the complementary development capabilities I just mentioned. We are ready to invest in the category, as we have done for heat-not-burn, to expand and develop the product portfolio, and expand and grow in new markets. We also see great potential to grow in Scandinavia, leveraging the combined strengths of our respective nicotine offerings.

(SLIDE 14.)

A key principle to this offer is Swedish Match’s strong commitment to responsible marketing, which PMI shares and which is critical for all nicotine products. Swedish Match is a sophisticated and long-established company with a longstanding focus on ethical business and commercialization practices. Rigorous standards include clear product information and the education of employees, retailers and distributors. Swedish Match targets full compliance with its policy to exclusively market to adult consumers.

Regulation has an essential role to play. For nicotine pouches, where regulation is still being developed in many markets, we advocate for strong measures which maximize adult smokers’ switching while helping minimize the risk of unintended use. This includes differentiated treatment of the category with regards to taxation and communication with adult smokers, in order to accelerate tobacco harm reduction. We believe nicotine pouches have the greatest harm reduction potential of all smoke-free alternatives, including snus. Recognition of the part flavors can play, when responsibly marketed, in switching more adult smokers is also important. However, this must be combined with robust measures to help prevent underage and other unintended use of the products.

In the U.S. we support efforts by Federal and state governments to further strengthen youth access prevention measures following the success of ‘Tobacco 21’, and we are committed to working with retail partners to ensure smoke-free alternatives for adults are not sold to underage persons.

We remain committed to delivering a smoke-free future, and we believe that in many countries this can be achieved within 10-15 years with the right support from regulators and civil society. In Sweden, we are hopeful the government and other relevant stakeholders will enact the right regulation to enable the phase-out of cigarettes by 2030.

I now hand over to Emmanuel to cover the financial aspects of the transaction.

EMMANUEL BABEAU

(SLIDE 15.)

Thank you, Jacek. This is also a compelling deal for our shareholders. The addition of the current Swedish Match business would enhance our organic top-line growth profile. What’s more, the significant potential for revenue synergies in the U.S. and internationally, which Jacek explained, would come on top of this trajectory.

Swedish Match also has attractive operating margins, which would be accretive to PMI’s current OI margin, before synergies. This proposed transaction is about complementarity rather than overlap. Therefore, we do not expect material cost synergies but do assume modest procurement savings would be achievable. Critically, the proposed combination represents a substantial saving in cost and time for entering the U.S. smoke-free market compared to an organic route.

We expect this combination would be nicely accretive to our adjusted diluted EPS, with low to mid single-digit accretion in the first year from closing, before synergies and excluding one-time deal-related costs and the amortization of acquired intangibles. Given the increasing magnitude of such non-cash items, we now intend to exclude the amortization of acquired intangibles from our non-GAAP adjusted measures. We would also expect healthy returns on capital, and target an ROIC/WACC crossover within 5 years, assuming a WACC of around 7%.

Importantly, our cash generation capacity should also expand as demonstrated by the $0.7 billion Swedish Match operating cash flow in 2021, growing at a 20% CAGR since 2018. This includes substantial USD cashflows. If completed, this transaction would increase the proportion of USD revenues towards 10% of the combined group, which we would intend to grow over time as our U.S. business develops.

(SLIDE 16.)

I am pleased to report we have a comprehensive and robust financing package in place. This is an all-cash transaction with an envisaged blend of debt market and bank financing.

Although we are announcing a major proposed transaction today, our balance sheet remains strong. We expect pro forma net debt to adjusted EBITDA of approximately 3 times at the end of this year, and to see quick deleveraging thereafter. We continue to target a strong investment grade credit rating over time as a growing and highly cash-generative business.

With regard to capital allocation, we remain firmly committed to our progressive dividend policy as a top priority. As previously communicated, we intend to grow our dividend annually while gradually reducing the adjusted diluted EPS payout ratio to around 75% over time. The rapid decrease in our payout ratio from 2020 to 2021 while growing our dividend is an example of how this can be achieved. Given our aim of deleveraging while continuing to grow our dividend we have suspended our 3 year share repurchase program, and expect to consider restarting once we have made sufficient progress on deleveraging.

(SLIDE 17.)

Turning now to our growth outlook as PMI standalone, we remain committed to our 2021-23 CAGR targets excluding Russia and Ukraine of more than 5% growth in organic net revenues, and more than 9% currency-neutral growth in adjusted diluted EPS. To be clear, we expect to meet these targets excluding any impact from this transaction.

It’s also clear that the attractive growth profile of Swedish Match and additional potential revenue synergies have the ability to provide future upside. Illustratively applying Swedish Match’s growth over the last 3 years would have added at least 0.5 points to our top-line growth and almost 1 point to the adjusted diluted EPS CAGR on a pro forma basis, before financing. While we are not providing any further update to our mid-term growth outlook today, we look forward to updating you in the months following the close of this transaction.

JACEK OLCZAK

(SLIDE 18.)

Thank you, Emmanuel. Another essential component of this offer is the shared vision, purpose and values of our two companies as we work to phase out cigarettes. This is visible in the aligned approach to sustainability and ESG.

With regard to product impact, the shared drive for tobacco harm reduction, awareness-building and responsible marketing is critical. For example, both companies committed over 90% of their R&D spend to smoke-free products in 2021. We also both acknowledge and are seeking to address the environmental impact of our products.

For the impact of our operations, eradicating child labor and reducing our carbon footprint are further examples. Critically, we have a shared focus on providing an inclusive and empowered working environment for all our employees.

This brings me to the strong business and cultural fit of this proposed combination, which we believe will bring attractive prospects for Swedish Match employees. Our keen focus on diversity, equity, human capital development and lifelong learning is a key component. We are proud of our status as a global top employer and our equal-salary certification.

Swedish Match has a complementary organization with a talented, dedicated workforce, excellent culture and a strong base of skills in Sweden, the U.S. and in oral, cigars and lights product areas across the world. We would intend to nurture this talent and provide additional opportunities as we grow together. As an important employer in its local communities and an established operator in its key markets, we intend to maintain the Swedish Match name and identity. PMI intends to continue and further develop all of Swedish Match's key locations, including manufacturing and global management of the oral nicotine category in Sweden.

Our two companies have a history of positive collaboration, and with Swedish Match as part of the PMI group we would look forward to working together once more.

(SLIDE 19.)

I will now conclude with our key messages from today’s announcement. We are proposing to join two of the world’s leading smoke-free companies to form a global smoke-free champion. We see a major current and untapped future opportunity for growth and harm reduction in the critical U.S. market. And we would be assembling a superior global portfolio of smoke-free products, with a significant international growth opportunity for Swedish Match’s oral nicotine offering.

We would enhance our top and bottom-line growth profile through this transaction, and through investing in the combined business. We would be accelerating towards our ambition to be a predominantly smoke-free company by 2025, and a completely smoke-free company as soon as possible thereafter.

This proposed transaction is financially attractive with expected short and long term EPS accretion, an attractive return on capital over time and enhanced cash generation. The result would be significant value creation for our investors.

In short, this is compelling for both sets of shareholders, both sets of employees, the advancement of tobacco harm reduction and for wider societal stakeholders.

Thank you. We will now take your questions.